                                                                   EXHIBIT 10.20

                                    AGREEMENT


                   This Agreement dated as of September 28, 2000, is entered into by and among Rushmore Securities Corporation ("Rushmore") and Andover Brokerage, LLC ("Andover").

                   Rushmore and MV Technologies, LLC ("MVT") are simultaneously entering into an agreement whereby Rushmore is assigning to MVT all of Rushmore's right, title and interest in and to a certain software package, and MVT is granting Rushmore a certain nonexclusive license to use such software package in its business, pursuant to a Software Assignment and License Agreement dated the date hereof (the "Software Transfer Agreement") between Rushmore and MVT. In further consideration for Rushmore and MVT entering into the software Transfer Agreement, Andover and Rushmore are entering into this Agreement.

                   Accordingly, the undersigned parties hereby agree as follows:

         1. Option. Andover agrees to establish a professional equity trading office (the "Office") in Dallas, Texas (or within a 25 mile radius of Dallas, Texas), which office will occupy approximately 6,000 square feet and will have infrastructure (including without limitation computers, communication lines and data lines) sufficient to support fifty (50) traders, then Rushmore shall have the right to purchase a 50% interest in the Office, for an exercise price of $1.00. To exercise its option, Rushmore shall deliver to Andover a written notice of exercise and the $1.00 exercise price. Upon Andover's receipt of such written notice of exercise, Rushmore and Andover shall cooperate in forming a new entity ("Newco") into which Andover will contribute all of the assets and liabilities of the Office. Andover and Rushmore will each hold 50% of a single class of equity that has all of the voting rights of Newco. The parties will negotiate mutually acceptable documentation to govern the ownership and governance of Newco.

         2. Commitment After Six Months. In the event that within six months after the date hereof, Andover has not established the Office, Andover agrees that it will use its best efforts to establish the Office as soon as practicable thereafter.

         3. Termination. In the event that Andover incurs in the aggregate a "Net Loss" from the operation of the Office in an amount of $1,000,000 or more, Andover shall have the right to close and wind-up the Office, regardless of whether Rushmore has exercised the option provided for in Section 1 above. The right to close and wind-up the Office in such event shall not require the consent of Rushmore. "Net Loss" shall be the amount by which the Office's aggregate losses from trading and aggregate operational expenses (for this purpose expressed as a positive number) exceed the aggregate profits of the Office.


                                        /s/ RUSHMORE SECURITIES CORPORATION

                                        /s/ ANDOVER BROKERAGE, LLC